Exhibit 99
For more information
Lisa Walsh
Investor Relations
(218) 327-5367
lwalsh@asvi.com
ASV ANNOUNCES 1st QUARTER 2007 RESULTS

Highlights for First Quarter 2007
•	In line with Company expectations, first quarter 2007 sales of $46.3 million and EPS of $.08 per diluted share were comparable to fourth quarter 2006 results, but were well below sales of $64.9 million and EPS of $.25 per diluted share for the first quarter of 2006.
•	Sales of ASV machines and Loegering Mfg. Inc. products increased over fourth quarter 2006 levels.
•	Strong cash flow from operations increased cash 39% to $23.8 million as compared to December 31, 2006.
•	Materials management efforts trimmed 8% or $6.0 million off of inventory levels as compared to December 31, 2006.
•	Scout SC-50 tracked utility vehicle began shipping.
Grand Rapids, MN (May 3, 2007) — ASV, Inc. (Nasdaq: ASVI) today reported results for its first quarter ended March 31, 2007. In line with Company expectations for a softer first half of the year, net sales for the first quarter of 2007 were $46.3 million compared to $46.1 million for the fourth quarter of 2006 and $64.9 million during the first quarter of 2006, when economic growth and construction spending were still very strong. Net earnings for the first quarter of 2007 were $2.1 million compared to $2.4 million for the fourth quarter of 2006 and $6.9 million for the first quarter of 2006. Earnings per diluted share were $.08 for the first quarter of 2007 compared to $.09 for the fourth quarter of 2006 and $.25 per diluted share in the first quarter of 2006.
“Despite ongoing softness in the U.S. marketplace, sales of ASV’s machines continue to perform favorably when compared to the compact loader industry,” said Dick Benson, ASV Chairman and CEO. “We remain focused on both our near term operating initiatives, such as inventory management and supplier development, and our longer-term growth drivers, including expanded international distribution, stronger equity in our brand and more resources devoted to new product development. In 2006 we made investments in human and physical capital to improve efficiency and support future growth. We believe these incremental investments will produce attractive returns once industry growth resumes.”
Income Statement
ASV machines generated first quarter sales of $27.1 million (58.5% of net sales), up 12% compared to $24.2 million for the fourth quarter of 2006 and down 14% compared to $31.4 million for the first quarter of 2006. The year-over-year decline, which compares favorably to the much larger contraction in the U.S. compact loader industry, is a function of a strong comparison quarter and a significantly weaker U.S. economic climate starting in the second half of 2006.
For the first quarter of 2007 ASV’s OEM undercarriage sales, which include sales to both Caterpillar and Vermeer were $8.1 million (17.6% of net sales) compared to $10.2 million for the fourth quarter of 2006 and $19.4 million for the first quarter of 2006. The reduction in OEM undercarriage sales for the first quarter of 2007 was primarily related to lower sales to Caterpillar as their production schedules were lowered considerably in anticipation of model changeovers.
Sales from ASV’s subsidiary Loegering Mfg. Inc. totaled $5.8 million (12.6% of net sales) in the first quarter of 2007 compared to $5.1 million in the fourth quarter of 2006 and $8.5 million for the first quarter of 2006. The year-over-year comparison reflects the precipitous decline in the U.S. skid steer loader market where Loegering’s bolt-on undercarriages replace tires.

Sales of service parts and other items were $5.3 million (11.3% of net sales) in the first quarter of 2007, compared to $6.7 million in the fourth quarter of 2006 and $5.5 million in the first quarter of 2006. The decline in service parts sales reflects lower levels of machine usage.
Gross margin for the first quarter of 2007 was 20.6% compared to 20.9% for the fourth quarter of 2006 and 25.1% for the first quarter of 2006. The year-over-year decline in gross margin primarily was driven by lower production throughput levels. Also impacting the Company’s gross margin were ASV’s efforts to upgrade dealer capability which resulted in expenses related to returns and refunds, and the Company’s efforts to stimulate sales through increased use of finance incentives.
Selling, general and administrative expenses were $6.2 million (13.3% of sales) during the first quarter of 2007 compared to $5.5 million (11.9% of sales) for the fourth quarter of 2006 and $5.5 million (8.5% of sales) for the first quarter of 2006. The quarter-over-quarter increase reflects the typical seasonal pattern of our marketing and accounting fees, while the year-over-year increase in SG&A reflected personnel additions made during 2006 and 2007 to support the Company’s stated strategic priorities, including increased marketing support.
Research and development expenses for the first quarter of 2007 were $.5 million, compared to $.5 million for the fourth quarter of 2006 and $.3 million for the first quarter of 2006. The year-over-year increase in R&D expenses reflects the addition of engineering and product testing personnel to improve product quality and enhance new product development.
Balance Sheet
ASV finished the first quarter of 2007 with $23.8 million dollars of cash and equivalents, up $6.7 million from the December 31, 2006 figure of $17.1 million. This increase reflects strong cash flow from operations including a reduction in inventory, which more than offset activity under the Company’s share buyback program. During the first quarter of 2007 100,000 shares were purchased under the share buyback program at cost of $1.5 million.
Accounts receivable as of March 31, 2007 were relatively unchanged at $44.5 million compared to $44.2 million at December 31, 2006.
ASV’s overall inventory levels decreased 8% or $6.0 million during the first quarter of 2007 to $65.4 million compared to $71.4 million at December 31, 2006. The decrease in inventory during the quarter reflected the Company’s efforts to better align the incoming flow of materials with production levels that are in line with incoming orders. For the first quarter of 2007, raw materials declined 7% or $3.7 million to $49.7 million and finished goods decreased 13% or $2.2 million to $14.5 million.
Adoption of New Accounting Standard for Income Taxes
On January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). As a result of the adoption of FIN 48, the Company recognized an increase of $1.8 million in income taxes payable, and a corresponding decrease in beginning retained earnings as required by FIN 48.

2007 Guidance Confirmed
•	Sales for 2007 anticipated to be in the range of $230 to $260 million.

•	Diluted earnings per share is expected to be in the range of $.68 to $.87 per share.
Commenting on the Company’s outlook for 2007, Benson stated, “We continue to pursue our vision of managing ASV to a $1 billion company, and current market conditions will not move us off our plans. There will be cyclical bumps in the road from time to time. But our financial strength permits us to weather these temporary storms as evidenced by our strong cash generation despite a top line reduction for the quarter. With the launch of the Caterpillar C-Series, our OEM undercarriage volumes are expected to increase for the balance of the year, which will help offset continued weakness in some of the markets we serve.”
Question and Answer
Q1:	How many dealers did ASV add during the first quarter of 2007?

A:	ASV ended the first quarter of 2007 with 357 dealer storefronts, compared to 281 dealer storefronts at March 31, 2006. ASV added 2 net new dealer storefronts during the first quarter of 2007. The pace of net additions during the quarter reflects the Company’s efforts to better align dealers with Company goals. Some dealers were replaced or discontinued during the period. While we are in the early stages of this process, we are pleased to be attracting larger, multiple-location dealers with greater financial and operating capacity.
Q2:	What is your current availability on machines?

A:	Depending on the model and configuration, our current machine availability ranges from 3 to 6 weeks.

Q3:	Please provide an update on ASV’s international sales activity.

A:	For the first quarter of 2007 sales to non-U.S. dealers were $3.7 million or 7.9% of total net sales compared to $4.3 million or 6.7% of total net sales in the first quarter of 2006. While we currently have a presence in Australia, Canada, Dubai, Kuwait and New Zealand, Europe now represents one of the most rapidly expanding markets for rubber track loaders and we are devoting considerable energy to establishing distribution capability in that area.

Q4:	Please explain the increase in the income tax rate in the first quarter of 2007.

A:	The increase in ASV’s effective tax rate from 36.3% for the first quarter of 2006 to 37.5% for the first quarter of 2007 was due to a combination of lower taxable income during the quarter and non-deductible expenses which occur evenly throughout the year.
Conference Call
ASV will conduct a live webcast at 9 a.m. Central time, Thursday, May 3rd to discuss its first quarter 2007 financial results. The call will be broadcast over the Internet and can be accessed at either ASV’s web site, www.asvi.com, in the investor relations section under the “About ASV” tab or at http://www.wsw.com/webcast/cc/asv6/. To listen to the call, go to either of the two web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of the call will be available over the Internet shortly after its conclusion, and available telephonically one hour after its conclusion. The telephonic replay will be available through Friday, May 4th, and can be accessed by dialing 877-660-6853 and entering account number 273 and conference ID number 240226. The Internet replay will be available for 30 days and can be accessed at www.asvi.com or http://www.wsw.com/webcast/cc/asv6/ in the same manner as discussed above.
About ASV
ASV designs, manufactures and sells rubber track machines and related components, accessories, and attachments. Its purpose-built chassis and patented rubber track undercarriage technology are unique and lead all rubber track loaders in innovation and performance. ASV’s products are able to traverse nearly any terrain with minimal damage to the ground, making them effective in markets such as construction, landscaping, forestry and agriculture. The Company’s rubber track undercarriages are a primary component on Caterpillar© Multi Terrain Loaders and certain models of the Vermeer Manufacturing Company’s trencher and horizontal directional drill products. ASV’s wholly-owned subsidiary Loegering Mfg. Inc. designs, manufactures and sells traction products and attachments for the skid-steer industry. For more information, visit ASV’s website at www.asvi.com or Loegering’s website at www.loegering.com.
Forward Looking Statements
Note: Some of the statements set forth above, including the statements regarding ASV’s future expected sales and earnings per share are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including the anticipated improvement in the U.S. construction markets, ASV’s ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, unanticipated problems or delays experienced by Caterpillar or Vermeer relating to the manufacturing or marketing of their machines utilizing ASV undercarriage systems, market acceptance of the machines, deterioration of the general market and economic conditions, ASV’s ability to successfully upgrade its dealer capability, corporate developments at ASV, Caterpillar or Vermeer and ASV’s ability to realize the anticipated benefits from its relationships with Caterpillar and Vermeer. Any forward-looking statements provided from time-to-time by the Company represent only management’s then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company’s SEC filings, including but not limited to, its quarterly reports on Form 10-Q and annual reports on Form 10-K.
Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS)
Three months ended March 31, 2007 and 2006
(Unaudited and in thousands, except share data)

	2007	2006
Net sales	$46,317		$64,877

Cost of goods sold	36,761		48,593

Gross profit	9,556		16,284

Gross profit %	20.6%		25.1%

Operating expenses
Selling, general and administrative	6,160		5,526

Research and development	526		348

Operating income	2,870		10,410

Other income
Interest income	377		465

Other, net	48		16

Income before income taxes	3,295		10,891

Provision for income taxes	1,236		3,955

NET EARNINGS	$2,059		$6,936

Net earnings per common share — Diluted	$.08	$	. 25

Diluted weighted average shares outstanding	27,187,212		27,875,219

A.S.V., INC.
SALES BREAKDOWN
Three Months Ended March 31, 2007 and 2006

	2007	2006
ASV Machines	58.5%	48.4%

OEM Undercarriages	17.6%	30.0%

Loegering	12.6%	13.1%

Parts and Other	11.3%	8.5%

TOTAL	100.0%	100.0%

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

ASSETS	March 31,	December 31,
	2007	2006
CURRENT ASSETS
Cash & cash equivalents	$23,830	$17,090

Short-term investments	3,306	220

Accounts receivable, net	44,539	44,184

Inventories	65,381	71,384

Deferred income taxes	4,565	4,840

Other current assets	861	903

Total current assets	142,482	138,621

PROPERTY AND EQUIPMENT, net	29,236	29,342

LONG-TERM INVESTMENTS	11,060	14,155

OTHER NON-CURRENT ASSETS	245	313

INTANGIBLES, net	7,746	7,771

GOODWILL	8,386	8,386

Total assets	$199,155	$198,588

LIABILITIES & SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term liabilities	$31	$37

Accounts payable	10,037	11,517

Accrued liabilities — Warranties	5,758	5,894

Accrued liabilities — Other	2,889	2,582

Income taxes payable	2,811	686

Total current liabilities	21,526	20,716

LONG-TERM LIABILITIES, less current portion	40	40

DEFERRED INCOME TAXES	1,745	1,630

SHAREHOLDERS’ EQUITY	175,844	176,202

Total liabilities & shareholders’ equity	$199,155	$198,588

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three months ended March 31, 2007 and 2006
(Unaudited and in thousands)

	2007	2006
Cash flows from operating activities:
Net earnings	$2,059	$6,936
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation	787	651
Amortization	25	25
Deferred income taxes	390	(330)
Stock-based compensation expense	682	646
Tax benefit from stock option exercises	80	646
Changes in assets and liabilities
Accounts receivable	(355)	(7,268)
Inventories	6,003	(8,842)
Other assets	110	369
Accounts payable	(1,480)	3,517
Accrued liabilities	171	852
Income taxes payable	290	2,604

Net cash provided by (used in) operating activities	8,762	(194)

Cash flows from investing activities:
Purchase of property and equipment	(681)	(1,789)
Purchase of short-term investments	(117)	(112)
Redemption of short-term investments	112	1,120
Redemption (purchase) of long-term investments	14	(6,204)

Net cash used in investing activities	(672)	(6,985)

Cash flows provided by financing activities:
Principal payments on long-term liabilities	(6)	(103)
Proceeds from exercise of stock options, net	144	1,388
Excess tax benefit from stock option exercises	—	464
Retirement of common stock and warrant	(1,488)	(53)

Net cash provided by (used in) financing activities	(1,350)	1,696

Net increase (decrease) in cash and cash equivalents	6,740	(5,483)

Cash and cash equivalents at beginning of period	17,090	35,517

Cash and cash equivalents at end of period	$23,830	$30,034

Supplemental disclosure of cash flow information:

Cash paid for income taxes	$476	$571

Transfer of investment from long-term to short-term	$3,081	$—

Adoption of FASB Interpretation 48	$1,835	$—